Exhibit 99.1

Diamondback Energy Announces Pricing of Common Stock Offering
MIDLAND, Texas, Dec. 14, 2016 (GLOBE NEWSWIRE) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”) announced today the pricing of an underwritten public offering of 10,500,000 shares of its common stock. The underwriters intend to offer the shares from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The total gross proceeds of the offering (before underwriters’ discounts and commissions and estimated offering expenses) will be approximately $1,019 million. The underwriters have a 30-day option to purchase up to an additional 1,575,000 shares of common stock from Diamondback.
Diamondback intends to use the net proceeds from this offering, together with the net proceeds from its concurrent debt offering, cash on hand and other financing sources, to fund the cash consideration for its previously announced pending acquisition of certain oil and natural gas assets of Brigham Resources Operating, LLC and Brigham Resources Midstream, LLC (the “Pending Acquisition”). Diamondback intends to use any net proceeds received upon exercise of the underwriters’ 30-day option to purchase additional shares (plus any additional proceeds that may become available if the Pending Acquisition is not consummated or the purchase price is reduced because it acquires less than all of the oil and natural gas assets subject to the purchase agreement) to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions and working capital.
The offering is expected to close on December 20, 2016, subject to customary closing conditions.
Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering. Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov or, when available, may be obtained from:

Credit Suisse Securities (USA) LLC Attn: Prospectus Department One Madison Avenue New York, New York 10010 E-mail: newyork.prospectus@credit-suisse.com Telephone: 1-800-221-1037	Goldman, Sachs & Co. Attn: Prospectus Department 200 West Street New York, NY 10282 E-mail: prospectus-ny@ny.email.gs.com Telephone: 1-866-471-2526

J.P. Morgan Securities LLC Attn: Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 E-mail: prospectus-eqfi@jpmchase.com Telephone: (866) 803-9204

The common stock will be issued and sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s website at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.
Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com